             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements filed as Exhibit
99.3 to this Current Report on Form 8-K is excerpted from Amendment No. 5 to ITC's Registration Statement on Form S-4 (file no. 333-46183).


     The following pro forma financial information is filed as a part of this Proxy Statement/Prospectus:


                                                                     PAGE
                                                                     ----

Unaudited Pro Forma Consolidated Financial Statements..............   67
Unaudited Pro Forma Consolidated Balance Sheet as of December 26,
 1997..............................................................   70
Notes to Unaudited Pro Forma Consolidated Balance Sheet............   71
Unaudited Pro Forma Consolidated Statement of Operations for the
 Nine Months ended December 26, 1997...............................   75
Unaudited Pro Forma Consolidated Statement of Operations for the
 Fiscal Year ended March 28, 1997..................................   76
Notes to Unaudited Pro Forma Consolidated Statements of Operations.   77

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The Unaudited Pro Forma Consolidated Statements of Operations of ITC for the fiscal year ended March 28, 1997 and the nine months ended December 26, 1997 (the "Pro Forma Statement of Operations"), and the Unaudited Pro Forma Consolidated Balance Sheet of ITC as of December 26, 1997 (the "Pro Forma Balance Sheet" and together with the Pro Forma Statements of Operations, the "Pro Forma Financial Statements"), have been prepared to illustrate the effect of the Merger Agreement. Pursuant to the Merger Agreement ITC made the Offer to acquire 13,933,000 shares of OHM Common Stock for $11.50 per share, which was consummated on February 25, 1998. In connection with Merger Sub's payment for shares of OHM Common Stock in the Offer, OHM repurchased 2,557,231 shares of OHM Common Stock from Rust Services for $11.50 per share and made a pro rata distribution of shares of NSC held by OHM to holders of record of shares of OHM Common Stock on the business day immediately preceding the day on which the shares of OHM Common Stock were accepted for payment in the Offer. Remaining issued and outstanding shares of OHM Common Stock will be converted into ITC shares at the exchange ratio (initially 1.394 but adjusted based on certain factors (see Note (b) to the Unaudited Pro Forma Consolidated Balance Sheet)). Transaction costs estimated to be approximately $30.5 million and described in detail on pages 36-37 of this Proxy Statement/Prospectus have been included or disclosed where appropriate within the Pro Forma Financial Statements or notes thereto. The transactions are being financed by credit facilities of up to $378.0 million which will be available in connection with the consummation of the Merger. These facilities consist of an eight-year term loan of up to $228.0 million and a six-year revolving credit facility of up to $150.0 million. See "The Merger--Financing Arrangements Related to the Merger." The Pro Forma Financial Statements do not reflect anticipated cost savings from the OHM acquisition, or any synergies that are anticipated to result from the OHM acquisition, and there can be no assurance that any such cost savings or synergies will occur. The Pro Forma Statements of Operations give pro forma effect to the Offer, Repurchase, NSC Distribution and Merger as if they had occurred on March 30, 1996. The Pro Forma Balance Sheet gives pro forma effect to the Offer, Repurchase, NSC Distribution and the Merger as if they occurred on December 26, 1997. The Pro Forma Financial Statements do not purport to be indicative of the results of operations or financial position of ITC that would have actually been obtained had such transactions been completed as of the assumed dates and for the period presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that ITC believes are reasonable.

   The Pro Forma Financial Statements should be read in conjunction with the separate historical consolidated financial statements of ITC and OHM and the related notes thereto, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ITC and OHM, all of which are incorporated by reference in this Proxy Statement/Prospectus.

   A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying Pro Forma Financial Statements based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. Areas where management believes the allocations are preliminary and could substantially change as more information, which management has not yet received, becomes available through changes to the indicated financial statement line item and goodwill are as follows:




                          ANTICIPATED
                         METHODS/TIMING
                       TO DETERMINE FINAL                 ESTIMATED RANGE
        AREA               ALLOCATION                 OF POTENTIAL ADJUSTMENT
        ----           ------------------             -----------------------
Inventory..............  OHM had approximately     A determination of the effect
                          $13.2 million of          of excess quantities cannot
                          materials and supplies    be finalized until a detailed
                          at December 31, 1997.     review of materials and
                          As a result of the        supplies by operational
                          Merger, excess            management is completed.
                          quantities of certain     A preliminary estimate
                          types of inventories      indicates that up to an
                          may exist.  Management    additional $3.0 million
                          is currently              potential fair market
                          comparing combined        value decrease may be
                          quantities with           recorded.
                          anticipated
                          requirements which
                          may result in
                          additional fair
                          market value
                          adjustments.



                              ANTICIPATED
                             METHODS/TIMING
                           TO DETERMINE FINAL              ESTIMATED RANGE
            AREA               ALLOCATION              OF POTENTIAL ADJUSTMENT
            ----           ------------------          -----------------------

Litigation Accruals..      Management is currently     Management cannot
                            evaluating OHM              finalize the adjustment
                            litigation to               until all open
                            determine the               litigation has been
                            potential financial         analyzed.  However, a
                            impact of various           preliminary estimate
                            alternatives to             indicates that up to an
                            preserve ongoing            additional $1.5 million
                            relationships with          potential liability may
                            customers.                  be required.
Property, Plant and
 Equipment...........      A valuation firm has        A preliminary estimate
                            been engaged to             indicates that up to an
                            appraise the fair           additional $5.0 million
                            value of property,          decrease in fair value may
                            plant and equipment of      be required.
                            OHM.
Transition Accrual
 including Lease
 Termination Costs
 and Severance.......      Management has begun to     A preliminary estimate
                            assess and formulate a      indicates that up to an
                            plan to close certain       additional $6.0 million
                            duplicate OHM               accrual for property
                            properties located in       lease termination,
                            the same geographic         relocation and severance
                            areas as certain ITC        (all costs related to
                            properties and to           OHM) may be required.
                            identify duplicate          Management cannot
                            leased equipment and        reasonably estimate the
                            select employees from       impact of equipment
                            a total labor pool of       termination costs until
                            OHM and ITC combined.       a detailed review of
                            This plan will be           equipment leases is
                            finalized, approved         completed.
                            and communicated prior
                            to twelve months from
                            the Effective Time.
Change of Control,
 Stock Options and
 Employment
 Agreements..........      The final change of         The adjustment related to
                            control and employment      finalizing the stock
                            agreement accruals          option payouts would
                            will be available           primarily be a
                            subsequent to               reclassification from
                            completion of the           liabilities to equity.
                            evaluation of the           The additional cost
                            agreements and the          related to employment
                            actual separation           and change of control
                            dates of the employees      agreements is estimated
                            is known. The impact        to be less than $1.0
                            of the stock options        million.
                            will change based upon
                            whether option holders
                            choose to exercise
                            their options or
                            convert them into ITC
                            options with
                            equivalent features.
                            The actual impact of
                            the options will be
                            finalized prior to the
                            filing of ITC's fiscal
                            1998 Form 10-K.


These pro forma adjustments represent ITC's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that ITC believes to be reasonable. Consequently, the amounts reflected in the Pro Forma Financial Statements are subject to change, and the final amounts may differ substantially.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               DECEMBER 26, 1997

                              ITC           OHM
                          DECEMBER 26,  DECEMBER 31,   PRO FORMA          PRO FORMA
                              1997          1997      ADJUSTMENTS        CONSOLIDATED
                          ------------  ------------  -----------        ------------
                                             (IN THOUSANDS)

      ASSETS
      ------
Current assets:
 Cash and cash
  equivalents............  $ 54,128     $ 31,784     $(55,912)(b)       $  30,000
 Receivables, net........   115,518      118,401          --              233,919
 Materials and supply
  inventory at cost......       --        13,285       (1,600)(a)          11,685
 Prepaid expenses and
  other current assets...     5,588       15,370       (8,078)(a)          12,880
 Deferred income taxes...    10,370       11,166          --               21,536
                           --------     --------                        ---------
  Total current assets...   185,604      190,006          --              310,020
Net property, plant, and
 equipment...............    39,135       56,610      (26,488)(a)          69,257
Investment in affiliated
 company.................    16,300        5,637       (5,637)(a)          16,300
Intangible assets, net...    12,029       46,364      243,060 (a)         301,453
Debt issuance and
 financing costs.........     3,600        1,114        1,750 (c)           6,464
Deferred income taxes....    16,751       15,725          --               32,476
Other assets.............    11,030        1,587          --               12,617
Long-term assets of
 discontinued
 operations..............    40,048          --           --               40,048
                           --------     --------                        ---------
  Total assets...........  $324,497     $317,043                        $ 788,635
                           ========     ========                        =========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------
Current liabilities:
 Accounts payable........  $ 38,735     $ 72,692     $    --            $ 111,427
 Accrued liabilities.....    29,699       26,501          --               56,200
 Billings in excess of
  revenues...............     1,978        1,530          --                3,508
 Short-term debt,
  including current
  portion of long-
  term debt..............     4,134        8,064          --               12,198
 Transition accrual......       --           --        12,800 (a)          12,800
 Shareholder option
  repurchase.............       --           --         1,500 (d)           1,500
 Employee obligations....       --           --        19,600 (d)          19,600
 Net current liabilities
  of discontinued
  operations.............    11,168          --           --               11,168
                           --------     --------                        ---------
  Total current
   liabilities...........    85,714      108,787          --              228,401
Long-term debt...........    65,650       50,041      (65,000)(b)          50,691
Merger debt facility.....       --           --       228,000 (b)         228,000
Revolver.................       --           --        29,438 (b)          29,438
Long-term accrued
 liabilities of
 discontinued
 operations, net.........     2,349          --           --                2,349
Other long-term accrued
 liabilities.............     7,321        4,055          --               11,376
Commitments and
 contingencies...........       --           --           --                  --
Stockholders' equity:
 Preferred stock.........     6,438          --           --                6,438
 Common stock............        97        2,742       (2,624)(c)             215
 Treasury stock at
  cost...................       (74)         --           --                  (74)
 Additional paid-in
  capital................   246,074      142,453      (52,504)(c)         336,023
 Retained earnings
  (deficit)..............   (89,072)       8,965      (24,115)(c)        (104,222)
                           --------     --------                        ---------
  Total stockholders'
   equity................   163,463      154,160                          238,380
                           --------     --------                        ---------
  Total liabilities and
   stockholders'
   equity................  $324,497     $317,043                        $ 788,635
                           ========     ========                        =========

                            See accompanying notes.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               DECEMBER 26, 1997

  (a) The estimated purchase price and preliminary adjustments to historical book value of OHM as a result of the Offer, the Repurchase, the NSC Distribution and the Merger together with the related financing are as follows (dollars in thousands):


   Purchase Price:
     Estimated value of cash and common stock to be issued (see (b)
      below)........................................................  $283,479
     Asset acquisition costs........................................     8,630
     Book value of net assets acquired..............................   (98,015)
                                                                      --------
     Purchase price in excess of net assets acquired................  $194,094
                                                                      ========
   The book value of net assets acquired consists of:
     Book value of OHM at December 31, 1997.........................  $154,160
     OHM repurchase of shares from WMX..............................   (29,408)
     OHM employee benefit accruals which will be charged to
      expense.......................................................   (19,600)*
     Shareholder option repurchase..................................    (1,500)
     NSC Distribution...............................................    (5,637)
                                                                      --------
                                                                      $ 98,015
                                                                      ========
   Preliminary allocation of purchase price in excess of net assets acquired:
     Write down to fair value duplicate management information
      system, and property, plant and equipment amounts.............  $(26,488)
     Write down to fair value excess inventory......................    (1,600)
     Transition accrual, including severance ($6.5 million) and lease termination costs ($6.3 million) recognized in
      accordance with EITF 95-3.....................................   (12,800)
     Reduction of other assets to fair value (deferred proposal
      costs)........................................................    (8,078)
     Estimated goodwill.............................................   243,060
                                                                      --------
                                                                      $194,094
                                                                      ========

  Management has begun to assess and formulate a plan to close certain OHM and ITC properties located in the same geographic areas and to terminate select employees from the total labor pool of OHM and ITC combined. To the extent that OHM employees and/or facilities are not retained, the impact of any severance obligations and lease termination costs and leasehold improvements will affect the purchase price allocation. The pro forma balance sheet includes an estimated accrual of $12.8 million for severance and lease termination costs. This plan will be finalized, approved and communicated prior to twelve months from the Effective Time.

  Primarily as a result of OHM and ITC operating within the same industry for many of the same customers, management does not believe that identifiable intangibles, other than residual goodwill, was acquired in the transaction.

-------------

* Amount to be recognized in OHM's historical income statement prior to the Merger.

  (b) Reflects the financing for the Offer and Merger as follows (dollars in thousands):


    Sources of Financing:
      Merger term loan facility......................................  $228,000
      Merger revolver................................................    29,438
      Issuance of ITC common stock (par $115, paid-in capital
       $94,841)......................................................    95,037
      Consolidated cash of ITC and OHM...............................    85,912
                                                                       --------
      Total sources of financing.....................................  $438,387
                                                                       ========
    Uses of Financing Amounts:
      Cash consideration for Offer (13,933,000 @ $11.50).............  $160,230
      Equity consideration for Merger (10,934,815 OHM shares
       @ 1.081 = 11,820,535 ITC shares @ $8.04)......................    95,037
      Cash consideration for Merger (10,934,815 OHM shares @ $2.58)..    28,212
                                                                       --------
      Subtotal estimated value of cash and common stock to be issued
       (see (a) above)...............................................   283,479
      Repayment of existing ITC debt (current and long-term).........    65,000
      OHM repurchase of shares from WMX (2,557,231 shares @ $11.50
       per share)....................................................    29,408
      Working capital purposes.......................................    30,000
      Fees and expenses..............................................    30,500
                                                                       --------
        Total uses of financing amounts..............................  $438,387
                                                                       ========

  The equity conversion ratio and cash consideration for the Merger vary dependent upon the number of shares of OHM Common Stock outstanding prior to the Merger. For purposes of the pro forma financial statements, the shares of OHM Common Stock outstanding on May 8, 1998 were utilized. Additionally, the purchase price was calculated in accordance with APB 16 and EITF 95-19, based upon the average market price of the ITC Common Stock for a reasonable period (three days) before and after the date the terms of the acquisition were agreed to and announced (January 15, 1998). The calculated ITC share value of $8.04 will not change in the final allocation.

  The merger revolver provides an aggregate principal amount up to $150.0 million payable in full on the date occurring six years after the Merger funding. The term loan of $228.0 million is payable in semi-annual installments aggregating $4.5 million per year during the first six years after the Merger funding date with the remainder payable during the seventh and eighth years after the Merger funding date.

  Fees and expenses of $30.5 million consist of Merger and bridge loan costs of approximately $5.4 million and $3.7 million, respectively, breakage costs (early debt payment premium) of approximately $7.8 million and asset acquisition and stock issuance costs of approximately $8.6 million and $5.0 million, respectively. The asset acquisition costs consist primarily of investment banking, legal and accounting fees.

    The adjustment to long-term debt of $65,000 represents repayment of certain existing ITC debt as detailed above. The repayment of this debt amount is nondiscretionary and an integral part of the acquisition of OHM. The consolidated cash of ITC and OHM of $85,912 net of amount to be retained for working capital purposes of $30,000 represents the estimate of existing cash to be used to finance the transaction of $55,912.

    (c) The adjustments to common stock, paid-in capital and retained earnings as a result of the Offer and Merger are as follows (dollars in thousands):

     Common Stock:
       OHM repurchase of WMX stock......................................   $    (256)
       Elimination of OHM common stock..................................      (2,486)
       Issuance of ITC stock............................................         118
                                                                           ---------
                                                                           $  (2,624)
                                                                           =========
     Paid-in Capital:
       OHM repurchase of WMX stock (net of par).........................   $ (29,152)
       Elimination of OHM paid-in capital...............................    (113,301)
       Stock issuance costs.............................................      (4,970)
       Value of ITC common stock issued (net of par)....................      94,919
                                                                           ---------
                                                                           $ (52,504)
                                                                           =========
     Retained Earnings:
       Record OHM employee benefit costs................................   $ (19,600)*
       Shareholder option repurchase....................................      (1,500)
       NSC Distribution.................................................      (5,637)
       Elimination of OHM retained deficit (retained earnings as
        reported reduced by NSC Distribution, Shareholder Option
        Repurchase and OHM benefit costs)...............................      17,772
       ITC bridge loan costs (Tender Offer Credit Facility).............      (3,750)
       Refinancing costs (early payment premiums and related costs).....      (7,800)
       Write-off of ITC debt issuance related to refinanced debt........      (3,600)
                                                                           ---------
                                                                           $ (24,115)
                                                                           =========
     The pro forma increase in debt issue costs of $1,750 consists of:
        Write-off of ITC debt issue costs related to refinanced debt....   $  (3,600)
        Capitalized debt issue costs related to Merger Debt
         Facilities.....................................................       5,350
                                                                           ---------
                                                                           $   1,750
                                                                           =========

    (d) To record the following employee benefit costs and option repurchase in OHM's historical income statement prior to closing related to the following (dollars in thousands):

     Change of control agreements.......................................   $   9,700
     Stock options......................................................       8,400
     Employment agreements..............................................       1,500
                                                                           ---------
     Total employee obligations.........................................   $  19,600*
                                                                           =========
     Shareholder option repurchase......................................   $   1,500
                                                                           =========

--------

*Amount to be recognized in OHM's historical income statement prior to the Merger.

  The estimated pro forma adjustment for change of control agreements of $9.7 million was calculated in accordance with the change of control provisions within each eligible individual's employment agreement. Such accrual was based upon a multiple of historical compensation and benefits and limited by Section 280G of the Code. The estimated adjustment for employment agreements of $1.5 million was calculated in accordance with three individuals' employment agreements which contain change of control provisions. The $732,000 paid to Joseph R. Kirk in accordance with his employment agreement on February 12, 1998 is included in the total accrual of $1.5 million.

  The estimated pro forma adjustment for stock options of $8.4 million assumes that all option holders will elect to receive cash for the difference between their exercise price and $11.50 per share. The purchase price of OHM will be impacted to the extent the option holders exercise their options prior to the Merger or convert their options to equivalent ITC options by the difference between $11.50 per share and the equivalent fair value of the ITC shares or options received at the Effective Time. As of December 31, 1997 there were approximately 2.7 million OHM Options outstanding. See footnote 13 to the 1997 OHM Form 10-K for additional information regarding exercise prices of the OHM Options.

  Pursuant to the Option Termination Agreement dated January 15, 1998, H. Wayne Huizuenga agreed to terminate options held by him to purchase 1,000,000 shares of OHM Common Stock for a cash payment by OHM of $1.5 million.

  (e) ITC's common shares issued and outstanding at December 26, 1997:

  Historical.................................................  9,733,288
  Equity consideration for Merger............................ 11,820,535
                                                              ----------
  Pro forma.................................................. 21,553,823
                                                              ==========

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED DECEMBER 26, 1997


                                                                            BENECO
                                        ITC                OHM             PRO FORMA
                                     NINE-MONTH         NINE-MONTH        FIVE MONTHS
                                    PERIOD ENDED       PERIOD ENDED         ENDED
                                     DECEMBER 26,     SEPTEMBER 30,         MAY 31,         PRO FORMA          PRO FORMA
                                       1997               1997              1997(A)        ADJUSTMENTS      COMBINED (A)(G)
                                  ---------------    --------------     --------------     -----------      ---------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.............................  $306,178           $381,467           $28,580         $  --            $716,225
Cost and expenses:
    Cost of revenues.................   271,572            328,833            28,136            --             628,541
    Selling, general and
      administrative
      expenses.......................    21,182             33,872             1,653          3,382 (b)         60,089
    Special charges..................     8,554             37,877               --             --              46,431
                                       --------           --------           -------                         ---------
Operating income
  (loss).............................     4,870            (19,115)           (1,209)                          (18,836)
Interest, net........................    (3,386)            (3,625)              156       (14,307) (c)        (21,162)
Equity in net earnings
  of affiliate.......................      --                 (667)              --            667  (4)            --
Other, net...........................      --                 (232)                5                              (227)
Write-down of investment
  in NSC.............................      --              (14,949)              --         14,949  (d)            --
                                       --------           --------           -------                         ---------
Income (loss) before
  income taxes.......................     1,484            (38,588)           (1,048)                          (40,225)
(Provision) benefit for
  income taxes.......................    (4,316)            12,479               --          5,757  (e)         13,920
                                       --------           --------           -------                         ---------
Net income (loss)....................    (2,832)           (26,109)           (1,048)                          (26,305)
Less preferred stock
   dividends.........................    (4,609)              --                               --               (4,609)
                                       --------           --------                                           ---------
Net loss applicable to
   common stock......................  $ (7,441)         $ (26,109)                                          $ (30,914)
                                       ========          =========                                           =========
Basic and diluted loss
   per share.........................                                                                        $  (1.43) (f)
                                                                                                             ========
Weighted average shares
   outstanding (000s)................     9,739                                                                21,560
                                        =======                                                              ========



                            See accompanying notes.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                           YEAR ENDED MARCH 28, 1997



                                                       BENECO
                             ITC          OHM        PRO FORMA
                          YEAR ENDED   YEAR ENDED    YEAR ENDED
                          MARCH 28,    DECEMBER 31,  DECMBER 31,    PRO FORMA       PRO FORMA
                             1997          1996        1996(A)     ADJUSTMENTS   CONSOLIDATED(A)(G)
                          -----------  ------------  -----------   -----------   ------------------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.................  $362,131      $550,984     $71,830       $    --           $984,945
Cost and expenses:
  Cost of revenues.......   323,993       478,924      66,055            --            868,972
  Selling, general and
   administrative
   expenses..............    33,431        49,250       2,157          4,778 (b)        89,616
  Restructuring charge...     8,403           --          --             --              8,403
                           --------      --------     -------                         --------
Operating income
 (loss)..................    (3,696)       22,810       3,618                           17,954
Equity in net earnings
 of affiliate............       --            748                       (748)(d)           --
Other income (expense)...       --            296          12            --                308
Interest, net............    (5,260)       (6,963)        258        (17,771)(c)       (29,736)
                           --------      --------     -------                         --------
Income (loss) from
 continuing operations
 before income taxes.....    (8,956)       16,891       3,888                          (11,474)
Benefit (provision) for
 income taxes............       179        (5,376)        --           6,893 (e)         1,696
                           --------      --------     -------                         --------
Net loss.................    (8,777)       11,515       3,888                           (9,778)
Less preferred stock
 dividends...............    (4,916)          --                         --             (4,916)
                           --------      --------                                     --------
Net loss applicable to
 common stock............  $(13,693)     $ 11,515                                     $(14,694)
                           ========      ========                                     ========
Basic and diluted loss
 per share...............                                                             $  (0.70)(f)
                                                                                      ========
Weighted average shares
 outstanding (000s)......     9,227                                                     21,048
                           ========                                                   ========

                            See accompanying notes.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                           STATEMENTS OF OPERATIONS

                               DECEMBER 26, 1997

     (a) The Pro Forma Statements of Operations assume that the Merger occurred on March 30, 1996. For purposes of the Pro Forma Statement of Operations for the fiscal year ended March 28, 1997, OHM's historical statement of operations for the year ended December 31, 1996 was consolidated with ITC's historical statement of operations for the fiscal year ended March 28, 1997. For purposes of the Pro Forma Statement of Operations for the nine-month period ended December 26, 1997, OHM's historical statement of operations for the nine-month period ended September 30, 1997 was consolidated with ITC's historical statement of operations for the nine-month period ended December 26, 1997.

     Effective June 1, 1997, OHM acquired all of the outstanding stock of Beneco Enterprises, Inc., a Utah corporation ("Beneco"), for the aggregate purchase price of $14,700,000. The pro forma results of Beneco for the period January 1, 1997 through May 31, 1997 and the year ended December 31, 1996 have been included in the unaudited pro forma consolidated statements of operations for the nine months ended December 26, 1997 and the fiscal year ended March 28, 1997, respectively.

     (b) The acquisition of OHM will be accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price will be allocated to the tangible and intangible assets and liabilities of OHM based upon their estimated fair values. For purposes of this presentation, these estimated fair values are based upon preliminary valuations which are not yet finalized. The estimated maximum impact of potential changes discussed on pages 67-69 on pro forma results of operations for the nine months ended December 26, 1997 and the year ended March 28, 1997 may be an increase to net loss of $309,000 and $412,500, respectively, or $.01 and $.02 per share, respectively. The estimated maximum adverse impact on the pro forma balance sheet would be an increase in assumed liabilities (accrued liabilities), decrease in current and long-term assets (inventory and property, plant and equipment) and a corresponding increase in goodwill totaling $16.5 million. In addition to these exposure items there are other issues that cannot be quantified at this time and could impact purchase price and pro forma results of operations as discussed on pages 67-69. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. The following represents ITC's preliminary estimate of the effect of the purchase adjustments and the reflection of consistent application of ITC's accounting policies on the Pro Forma Statements of Operations:


                                                       YEAR ENDED     NINE MONTHS ENDED
                                                     MARCH 28, 1997   DECEMBER 26, 1997
                                                     --------------   -----------------
                                                          SG&A              SG&A
                                                     --------------   -----------------
     Depreciation..............................           $ (518)         $ (787)
     Amortization of intangibles and goodwill..            6,315           4,620
     Net capitalization (amortization) of
      deferred proposal costs..................           (1,019)           (451)
                                                          ------          ------
     Total increase (decrease).................           $4,778          $3,382
                                                          ======          ======

     The adjustments for estimated pro forma depreciation relate to the reduction in depreciation as a result of the write-down to fair value of facilities, duplicate management information systems and equipment. The adjustments related to duplicate management information systems and equipment represent the elimination of the actual historical depreciation expense recorded by OHM during the respective periods as the fair value of these costs is estimated to be zero. The depreciation adjustment related to facilities is the difference between what was actually recorded in the historical financial statements and the amount estimated to be recorded based upon the fair value over 30 years. The adjustments to estimated pro forma amortization relate to the increase in amortization expense resulting from the increase of goodwill and the annualization of amortization for the Beneco acquisition of $239,000 and $63,000 for the year ended March 28, 1997 and the nine-month period ended December 26, 1997, respectively. Goodwill is being amortized over 40 years.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                     STATEMENTS OF OPERATIONS--(CONTINUED)


     OHM has historically capitalized the cost associated with preparing large proposals when the recoverability was evaluated as probable. The costs associated with successful awards are then amortized over the life of the related contract. ITC has not assigned any fair value to these deferred amounts in the allocation of the purchase price. This adjustment eliminates the effect of assigning an asset value to these costs.

     (c) Reflects adjustments for additional interest expense assuming the Merger Credit Facilities were drawn upon on March 30, 1996. The change in interest expense, in addition to amortization of deferred financing costs, reflects the change in term loans and their rates based on LIBOR plus 2.5% per annum and revolving loans at a rate equal to LIBOR plus 2% per annum (dollars in millions):

                                                                                         NINE MONTHS
                                                                         YEAR ENDED         ENDED
                                                                         MARCH 28,       DECEMBER 26,
                                               RATE        AMOUNT           1997            1997
                                               ----        ------        ----------      -----------
Merger Credit Facilities:
  Term loan (LIBOR + 2.5%)...............      8.5%       $228,000         $19,380         $14,535
  Revolving credit facility (LIBOR +
   2%)...................................        8%         29,438           2,355           1,766
OHM debt not refinanced..................     various       58,105           6,164           4,297
ITC's debt not refinanced................        8%          4,784             383             287
Amortization of capitalized
  financing fees.........................                    5,350             669             502
                                                                           -------         -------
Total pro forma interest expense.........                                   28,951          21,387
Less: Historical interest expense........                                   14,255           9,386
                                                                           -------         -------
Total pro forma interest expense.........                                  $14,696         $12,001
Foregone interest income.................                                    3,075           2,306
                                                                           -------         -------
    Total adjustment.....................                                  $17,771         $14,307
                                                                           =======         =======

     The OHM interest expenses on debt not refinanced includes additional interest expense of $956,000 and $398,000 for the year ended March 28, 1997 and the nine month ended December 26, 1997, respectively, as a result of the issuance of the $5.0 million in face value of 7.25% notes under the terms of the Beneco agreement and borrowings made under OHM's revolving credit agreement for cash payments of $9.7 million under the terms of such agreement. The interest rate used for the revolver was 6.3467% based on the variable rate borrowings of OHM at the date of acquisition.

     As a result of the utilization of $55,912 in cash to fund the acquisition lost investment earnings were estimated using the average rate of interest earned in 1997 of 5.5%.

     Before interest income, the estimated pro forma effect of a 1/8% change in the assumed variable interest rates on pro forma results of operations is approximately $340,000 and $255,000 for the year ended March 28, 1997 and the nine-month period ended December 26, 1997, respectively.

     (d) Removes NSC equity earnings and other amounts because its shares are distributed concurrent with the Offer.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                     STATEMENTS OF OPERATIONS--(CONTINUED)

  (e) Adjustment to reflect income taxes at the amount which would have been recognized on a consolidated basis assuming the merger entity would generate future taxable income sufficient to realize the deferred tax benefit recognized. The difference between the statutory rate and the effective rates are primarily related to nontax-deductible goodwill amortization as follows:


                                                                        NINE MONTHS
                                                           YEAR ENDED      ENDED
                                                            MARCH 28,   DECEMBER 26,
                                                              1997          1997
                                                           ----------   ------------
     Pro forma loss before taxes........................   $(11,474)     $(40,225)
     Permanent difference related to goodwill amortiza-
      tion..............................................      7,235         5,426
                                                           --------      --------
     Estimated pro forma taxable loss...................     (4,239)      (34,799)
     Estimated statutory tax rate.......................         40%           40%
                                                           --------      --------
     Pro forma tax benefit..............................   $ (1,696)     $(13,920)
                                                           ========      ========

  (f) Basic and diluted loss per share has been calculated assuming the estimated additional shares to be issued by ITC in the transaction were outstanding as of the beginning of each period presented.

  (g) Material nonrecurring charges (pre-tax) that result directly from the transaction and will be included in income within twelve months after the transaction that have not been considered in the Pro Forma Consolidated Statement of Operations are as follows:

  ITC bridge loan costs................................................    $ 3,750
  Refinancing costs....................................................      7,800
  Write-off of ITC debt issue costs related to refinanced debt.........      3,600
                                                                           -------
                                                                           $15,150
                                                                           =======

  The refinancing costs and write-off of ITC debt issue costs related to refinanced debt will be recorded as an extraordinary item in the statement of operations of ITC. Management of ITC estimated that a charge, estimated to range form $5.0 million to $7.0 million, will also be included in its operations within twelve months after the transaction related to closure of certain ITC facilities duplicated by OHM facilities in the same area and severance for certain ITC employees.